UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 5, 2006
LAM RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-12933	94-2634797
(Commission File Number)	(IRS Employer Identification Number)
4650 Cushing Parkway
Fremont, California 94538
(Address of principal executive offices including zip code)
(510) 572-0200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 7.01. Regulation FD Disclosure.
Item 9.01. Financial Statements and Exhibits
SIGNATURES
Exhibit Index
EXHIBIT 10.1
EXHIBIT 10.2
EXHIBIT 99.1

Item 1.01. Entry into a Material Definitive Agreement.
On October 5, 2006, Lam Research Corporation (Lam) entered into an Asset Purchase Agreement to acquire the silicon growing and silicon fabrication assets of Bullen Ultrasonics, Inc. Bullen Ultrasonics, based in Eaton, Ohio, is a privately-held supplier of precision machined components for semiconductor, aerospace, automotive and other applications. Lam is the largest customer of the Bullen Ultrasonics silicon business which will become a division of Lam. Bullen Ultrasonics retains assets unrelated to the silicon growing and silicon fabrication business and will continue to conduct such unrelated businesses as a separate, independently-held entity.
The acquisition includes all assets related to Bullen Ultrasonics’ silicon growing and silicon fabrication business, including assets of Bullen Ultrasonics and Bullen Semiconductor (Suzhou) Co., Ltd., a wholly foreign-owned enterprise established in Suzhou, Jiangsu, PRC. The assets acquired consist of fixtures, intellectual property, equipment, inventory, material and supplies, contracts relating to the conduct of the business, certain licenses and permits issued by government authorities for use in connection with the operations of Eaton, Ohio and Suzhou manufacturing facilities, real property and leaseholds connected with such facilities, data and records related to the operation of the silicon growing and silicon fabrication business and certain proprietary rights.
Lam agreed to acquire the assets from Bullen Ultrasonics for $175 million in cash, subject to adjustment for key employee retention, specific facilities construction costs, and the valuation of certain assets at closing. Closing of the sale of the U.S.-based assets will occur upon the satisfaction of customary closing conditions and covenants and is expected approximately 30 to 45 days after the date of the agreement. Pursuant to the First Amendment to the Asset Purchase Agreement dated October 5, 2006, the parties to the Asset Purchase Agreement agreed that the closing of the sale of the Suzhou assets would take place within 5 business days following receipt by the parties of all necessary approvals, consents and authorizations of governmental and provincial authorities in the PRC and satisfaction of other customary conditions and covenants. At the Suzhou closing, payment of $2.5 million of the purchase price will be made for the Suzhou assets.
$17.5 million of the consideration will be placed in escrow for a period of 12 months following the closing date to secure indemnification obligations of Bullen Ultrasonics and its shareholders relating to the accuracy of representations and warranties and the satisfaction of covenants.
The foregoing description of the Asset Purchase Agreement and the First Amendment does not purport to be complete and is qualified in its entirety by reference to such agreements, which are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.
Item 7.01. Regulation FD Disclosure.
On October 10, 2006, Lam issued a press release attached as Exhibit 99.1 announcing the purchase of the Bullen assets.
Item 9.01. Financial Statements and Exhibits
(c) Exhibits
10.1	Asset Purchase Agreement dated October 5, 2006 by and among Lam Research Corporation, Bullen Ultrasonics, Inc., Eaton 122 Ltd., Bullen Semiconductor (Suzhou) Co., Ltd., Mary A. Bullen and Vicki Brown.*

10.2	First Amendment to Asset Purchase Agreement dated October 5, 2006 by and among Lam Research Corporation, Bullen Ultrasonics, Inc., Eaton 122 Ltd., Bullen Semiconductor (Suzhou) Co., Ltd., Mary A. Bullen and Vicki Brown.*

99.1	Press Release issued October 10, 2006
*	Material has been omitted pursuant to a request for confidential treatment. Omitted portions have been filed separately with the Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 10, 2006

LAM RESEARCH CORPORATION
By:	/s/ Martin B. Anstice
Martin B. Anstice
Group Vice President, Chief Financial Officer, and Chief Accounting Officer

Exhibit Index

Exhibit	Description
10.1	Asset Purchase Agreement dated October 5, 2006 by and among Lam Research Corporation, Bullen Ultrasonics, Inc., Eaton 122 Ltd., Bullen Semiconductor (Suzhou) Co., Ltd., Mary A. Bullen and Vicki Brown.*
10.2	First Amendment to Asset Purchase Agreement dated October 5, 2006 by and among Lam Research Corporation, Bullen Ultrasonics, Inc., Eaton 122 Ltd., Bullen Semiconductor (Suzhou) Co., Ltd., Mary A. Bullen and Vicki Brown.*
99.1	Press Release issued October 10, 2006
*  Material has been omitted pursuant to a request for confidential treatment. Omitted portions have been filed separately with the Securities and Exchange Commission.